Exhibit 99


FOR IMMEDIATE RELEASE
Contact:  Bryna Butler or Phyllis Wilcoxon
1-800-468-6682 or (740) 446-2631

           Ohio Valley Banc Corp. Announces Stock Repurchase Program

GALLIPOLIS, OHIO (June 16, 1999) --- Ohio Valley Banc Corp. ("OVBC") was authorized by its Board of Directors on June 15, 1999 to repurchase up to 175,000 shares of OVBC common stock through open market and privately negotiated purchases. The timing of the purchases, the prices paid and the actual number of shares of common stock purchased will depend on market conditions. All shares of common stock purchased will be held as treasury shares and will be available for use by OVBC pursuant to the terms of OVBC's Dividend Reinvestment and Stock Purchase Plan as well as for other general corporate purposes.

James L. Dailey, chairman and chief executive officer, commented, "Our shareholders purchased more than 40,000 shares of common stock in 1998 under the Dividend Reinvestment Plan (DRIP) and another 26,000 shares already in 1999. This authorization by our board will permit the purchase of shares, when available, to meet the demand for DRIP shares." All purchases will be made by OVBC prior to February 15, 2000, unless the program is extended by OVBC's Board of Directors. On June 15, 1999, OVBC had 3,531,341 shares of common stock outstanding.

Ohio Valley Banc Corp. operates three subsidiaries: Ohio Valley Bank, soon with 17 offices in Ohio and W.Va.; Loan Central, with four offices in Ohio; and Jackson Savings Bank of Jackson, Ohio. Ohio Valley Banc Corp. stock is traded on NASDAQ under the symbol OVBC.